EXHIBIT 99.1
                                  ------------

                                 MEDAMICUS, INC.
                            APRIL 12 CONFERENCE CALL
                                OPENING COMMENTS
                                  2:30 P.M. CDT

         My comments today contain forward-looking statements that involve risks and uncertainties. Any number of factors could cause our results to vary from those that may be anticipated by some statements made today. You should read our press release issued this morning for a discussion of the factors that could cause results to differ materially.

         We had a very successful first quarter. We reported $450,000 of net income or $.10 a diluted share, compared to a loss in the first quarter last year of $75,000 or $.02 per share. Because of our net operating tax loss carry-forward of nearly $6,000,000, we have not recorded a provision for income tax.

         Our revenue for the quarter totaled $3,240,000, a 24 percent increase compared to the $2,604,000 achieved in Q1 of 2000. Overall our gross margins improved from 48 percent to 51 percent with a slight improvement in our PDS Division but a significant gain of 5 and one/half percent in our Gynecology group. Our research and development costs increased 40 percent for the Company with a 100 percent increase in PDS R & D to accommodate the new customers and new products coming on line in 2001.

         As a result of our restructuring, our sales and marketing expenses declined from approximately $725,000 to $425,000. The combination of these factors resulted in a substantial improvement in profitability.

         I want to make comments first on our Percutaneous Delivery Solutions
(PDS) business and our core vessel introducer line of products; then I will discuss our Gynecology business and answer questions.

         Our traditional vessel introducer line, used primarily in pacing lead implants, infusion ports and dialysis catheters, now consists of five product offerings distinguished primarily by the type of material we use, and in addition to those five offerings we have a line of coaxial dilators. Over the range of these offerings we can accommodate customers needs in sizes ranging from 3F (very small) to 15F (very large). In the case of Medtronic we package the introducers in a procedural kit which makes the sell price on the order of $18. In most other cases we package the introducers in bulk and the sell price is then in the $4 to $5 range. We sell introducers to twelve customers today versus eight in the first quarter last year.

         Our first quarter revenue growth in our PDS business was 31 percent. In real dollars, the principal sales gain came from these core introducer products, primarily to Medtronic. We anticipate that Medtronic's volume will continue to grow at a steady pace, comparable to their pacing business growth, however it is our intent to bring them incremental improvements in their introducer offering which may allow them to garner new business. In the second quarter we will continue to bring on line new customers that we expect will add to our core introducer revenue.

         The revenue growth that was most exciting in Q1 was from the sale of Left Ventricle Lead Delivery Systems. This is the procedural kit referred to in Medtronic's public disclosures regarding their InSync device that is being clinically studied to treat various stages of congestive heart failure. The procedural kit itself is called the Attain Access System.

         A study on the InSync device was reported recently at the American College of Cardiology convention in Orlando. The results were very encouraging. To learn more about the results, please go to Medtronic's web site and review recent news release. While the product is released in Europe, Medtronic is working towards US FDA approval. Physician estimates indicate as many as 750,000 to 1,250,000 people in the US could be candidates for this procedure. Because of the complexity of the kit, it sells to Medtronic for approximately ten times the price of a standard introducer kit. Using the estimated number of US patients from above times our current selling price gives MedAmicus a significant potential market for this product, provided the ongoing studies support Medtronic's initial results that bi-ventricular pacing is an effective treatment for congestive heart failure.


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         A few days ago we filed our 510K application with the FDA to gain marketing clearance for the Guidewire Introducer Safety needle. This is the product we licensed to manufacture and distribute from Med-Design. We are on schedule to meet our target date to commence production in the third quarter. We are beginning an expansion of our clean room space and expect our initial tooling to be in house within the next several weeks, all in anticipation of the needle ramp-up.

         Our initial marketing activities will focus on supplying this product to our existing OEM customers. We have shown the product to all of them and have been encouraged by the recognition that this product is well designed and that it is essential that they make safety needles available to their hospital customers. While I do not expect substantial amounts of revenue from safety needles in the last half of 2001 while we ramp-up production and secure customers, I do anticipate that safety needles will play a significant role in our 2002 revenue growth plans.

         In January we undertook a strategic restructuring of our Gynecology Division. Our new strategy was designed to align our sales and marketing activities with the growth rate of the business and focus on growing the number of diagnostic tests within our loyal customer base. This new emphasis allowed us to reduce our annual expenses in the Division by nearly $1,000,000 and to allow the division to operate at or near break even, before we allocate our general and administrative costs.

         Our first quarter Gynecology results have been most gratifying. Despite a reduced sales and marketing presence, we still increased overall sales by seven percent including an increase in catheter sales of 26 percent. As previously mentioned, our margins were up by over 5 percent compared to last year and expenses were significantly reduced. As a result, our loss before allocation of general and admin costs was $28,000 compared to a $447,000 loss a year ago, an improvement of nearly $420,000.

         In summary, we believe our revenue prospects are very positive for the remainder of this year and even more so into 2002 and beyond. We do expect that our research and development expenditures will show a significant increase over 2000 as it did in the first quarter, and that our gross margin percentages will come down slightly while we put in place the infrastructure necessary to accommodate the new business and particularly the manufacture of the Safety Needle.

         I'd be happy to answer any questions you may have.